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                                                                   Exhibit 10.25

                                                                December 8, 2004

Mr. Armando M. Codina
Chairman
Codina Group, Inc.
355 Alhambra Circle, Suite 900
Coral Gables, FL 33134

Dear Armando:

This will confirm the following agreement relating to the deferral of your director's fees in 2005.

            1. All director's fees and retainers ("Fees") payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2005 through December 31, 2005, will be deferred and paid to you in accordance with this letter agreement.

            2. Fees will be converted to Stock Equivalent Units in accordance with the Directors' Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A (the "Plan").

            3. On or before January 31, 2015, the Stock Equivalent Units accrued in 2005 pursuant to this agreement will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units as of December 31, 2014, by the arithmetic mean of the high and low of AMR stock ("fair market value") during December 2014.

            4. In the event of your death, the number of Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Margarita Codina.

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            If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

                                                 Very truly yours,

                                                 Charles D. MarLett
                                                 Corporate Secretary

Accepted and agreed:

/s/ Armando M. Codina
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Armando M. Codina

12/14/2004
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Date